Hart & Trinen, LLP
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061
                               (303) 839-5414 Fax


March 7, 2000

Medcom USA, Incorporated
18001 Cowan
Suite C & D
Irvine, CA  92614


Gentlemen:

     This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of Medcom USA, Incorporated, a Delaware corporation ("Medcom"), of up to 15,308,923 shares of Common Stock, all as referred to in the Registration Statement on Form S-3 filed by Medcom with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of Medcom and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, Medcom was authorized to issue the shares of stock mentioned above and such shares will, when sold, be legally issued, fully paid and non-assessable.

Very truly yours,

HART & TRINEN
William T. Hart